Exhibit 99.1

ImmunoCellular Therapeutics Licenses Mesothelin Cancer Antigen from

Johns Hopkins University

LOS ANGELES, CA (February 29, 2012) – ImmunoCellular Therapeutics (OTCBB: IMUC) today announced that it has entered into an agreement with The Johns Hopkins University (JHU) under which JHU has granted the Company an exclusive, worldwide license to intellectual property surrounding the tumor-associated antigen mesothelin, which is highly expressed in pancreatic cancer, ovarian cancer and mesothelioma. The terms of the agreement were not disclosed.

The Company will employ this intellectual property in the development and commercialization of ICT-140, a multivalent, dendritic cell-based vaccine for the treatment of ovarian cancer, one of multiple tumor types in which mesothelin is over-expressed. ICT-140 is designed to target cancer stem cells as well as daughter cells in ovarian cancer by targeting multiple different antigens including mesothelin, Her-2/neu, IL-13Ra2 and several other undisclosed antigens.

Manish Singh, Ph.D., IMUC’s president and CEO, commented, “As we continue the development of a novel, dendritic cell-based vaccine for the treatment of ovarian cancer, this licensing agreement for mesothelin technology will allow us to ensure that we have the critical components for a successful vaccine. We look forward to the ongoing support of Dr. Jaffee and her colleagues at Johns Hopkins as we develop the vaccine. We expect to file an Investigative New Drug application for the vaccine in the fourth quarter of this year.”

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics (OTC.BB: IMUC) is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company recently commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor associated antigens for glioblastoma. To learn more about IMUC, please visit www.imuc.com

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that the licensed technology may not perform as expected; the risk that the patents covering the patent pending technology licensed by IMUC will not be granted or will not provide meaningful commercial protection; the risk that the licensed technology may infringe the proprietary rights of third parties; the risk that IMUC will not be able to secure a licensee for development

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and commercialization of ICT-140 on favorable terms or at all; the need for substantial additional capital to fund development of ICT-140 through to commercialization; the need to satisfy performance milestones to maintain the technology licenses with The John Hopkins University; the risks associated with adhering to projected preclinical or clinical timelines and the uncertainties of outcomes of development work for product candidates; and the risk of obtaining any patents covering this vaccine that will provide commercially significant protection for this product candidate. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ImmunoCellular Therapeutics, Ltd.

CEOcast, Inc.

James Young, 212-732-4300

Investor Relations jyoung@ceocast.com

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